Exhibit 99.1
PELOTON TO BUILD FIRST U.S. FACTORY
Peloton Output Park is the first dedicated Peloton factory and scheduled to open 2023

NEW YORK, May 24, 2021 -- Peloton Interactive, Inc. (Nasdaq: PTON) today announced plans to build its first U.S. factory. After a rigorous selection process, Peloton selected Troy Township in Wood County, Ohio for the site of Peloton Output Park (POP), a state-of-the art factory that will be dedicated to producing Peloton’s award-winning Peloton Bike, Bike+ and Peloton Tread starting in 2023. Peloton expects to break ground on the site later this summer. Throughout the multi-year development, Peloton will commit approximately $400 million to the facility.

"We are thrilled to bring a good portion of our manufacturing to United States soil and proud that it will be in the great state of Ohio," said Peloton’s CEO and co-founder John Foley. "While we will continue to invest in our Asian manufacturing footprint as well as our existing facilities in the U.S. via our Precor sites, the new Peloton Output Park gives us a massive strategic lever to make sure we have capacity, quality, and economies of scale in our bike and tread product lines, to support our continued growth for years and years to come. We are incredibly excited to meet and welcome the Troy Township community into the Peloton family fold."

Investing in American manufacturing
Peloton Output Park is expected to sit on over 200 acres and have more than one million square feet of manufacturing, office, and amenities space, making it one of the largest connected fitness manufacturing plants in the world. The facility will be built from the ground up in the center of Troy Township and house the latest in industrial technology and automation to make products more efficiently and to ensure quality unit assembly. On campus, Peloton plans to incorporate renewable energy sources to power its operations.

“The pandemic has demonstrated the need to on-shore manufacturing and rebuild supply chains, and Peloton’s decision to build its first North American manufacturing facility in Ohio is a great example of an American company stepping up and leading that effort,” said Ohio Governor Mike DeWine. “Ohio is excited to partner with Peloton’s forward-looking leadership team in developing a new, state-of-the-art facility using connective technology, and creating 2,174 new manufacturing jobs in Wood County.”

Peloton Output Park will be the latest addition to the company’s growing global manufacturing network that includes third-party partners in Asia and Peloton’s own facilities. Peloton will have more than one and a half million square feet of owned and leased manufacturing space just in the United States, including the Precor facilities in North Carolina and Washington state.

Growing the Peloton team and community
Over the next few years, Peloton expects to add over 2,000 jobs to the Troy Township area across executive, managerial, and entry-level opportunities. Positions will span corporate, manufacturing, assembly and quality assurance functions.

In addition to the active manufacturing floor, Peloton has plans to build ample office space for new team members including a fitness center with the latest connected fitness equipment and a team lounge with plenty of room to collaborate.

Exhibit 99.1
Peloton Output Park will also be open to the Troy Township and larger Midwest community. The company plans to host facility tours and open an on-site showroom. Customers will also have the option to check-out Peloton products first-hand.
Looking forward
Peloton’s site selection in Troy Township is contingent upon final approvals from state and local officials. The company is working closely with community leaders, such as JobsOhio, the Ohio Development Services Agency and the Regional Growth Partnership, to bring the project to Wood County and make sure this new location complements the existing Troy Township community.

About Peloton
Peloton is the leading interactive fitness platform in the world with a loyal community of more than 5.4 million Members. The company pioneered connected, technology-enabled fitness, and the streaming of immersive, instructor-led boutique classes for its Members anytime, anywhere. Peloton makes fitness entertaining, approachable, effective, and convenient, while fostering social connections that encourage its Members to be the best versions of themselves. An innovator at the nexus of fitness, technology, and media, Peloton has reinvented the fitness industry by developing a first-of-its-kind subscription platform that seamlessly combines the best equipment, proprietary networked software, and world-class streaming digital fitness and wellness content, creating a product that its Members love. The brand's immersive content is accessible through the Peloton Bike, Peloton Tread, Peloton Bike+, Peloton Tread+, and Peloton App, which allows access to a full slate of fitness classes across disciplines, on any iOS or Android device, Apple TV, Fire TV, Roku TVs, and Chromecast and Android TV. Founded in 2012 and headquartered in New York City, Peloton has a growing number of retail showrooms across the US, UK, Canada and Germany. For more information, visit www.onepeloton.com.

Forward Looking Statement
This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements related to the cost and expected benefits of the Peloton Output Park, including but not limited to, the continued growth and quality of our manufacturing capabilities, the building and use of renewable energy sources at the factory, and the number of employment opportunities; statements regarding the anticipated timing of producing connected fitness products at the factory; and any other statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. You can identify these statements by the use of terminology such as "believe", “plans”, "expect", "will", "should," "could", "estimate", "anticipate" or similar forward-looking terms. You should not rely on these forward-looking statements as they involve risks and uncertainties that may cause actual results to vary materially from the forward-looking statements. For more information regarding the risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements, as well as risks relating to our business in general, we refer you to the "Risk Factors" section of our Securities and Exchange Commission (SEC) filings, including our most recent Form 10-K and 10-Q, which are available on the Investor Relations page of our website at https://investor.onepeloton.com/investor-relations and on the SEC website at www.sec.gov.
All forward-looking statements contained herein are based on information available to us as of the date hereof and you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any

Exhibit 99.1
of these forward-looking statements for any reason after the date of this press release or to conform these statements to actual results or revised expectations, except as required by law. Undue reliance should not be placed on forward-looking statements.

Media contact:
Amelise Lane
press@onepeloton.com